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Exhibit 99.1

Regal Entertainment Group Commences a Cash Tender Offer and Consent Solicitation for Regal Cinemas Corporation's 9 3/8% Senior Subordinated Notes

        Knoxville, Tennessee—April 15, 2004—Regal Entertainment Group (NYSE: RGC), today announced that it ("Regal"), along with its wholly owned subsidiary, Regal Cinemas Bonds Corporation ("RCBC"), has commenced a cash tender offer and consent solicitation for any and all of the $350 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2012 (the "Notes") (CUSIP No. 758753AB3) issued by Regal Cinemas Corporation ("RCC"), a wholly owned subsidiary. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on May 12, 2004, unless extended or earlier terminated (the "Expiration Date").

        Regal and RCBC intend to finance the tender offer and consent solicitation with a portion of the proceeds from a refinancing of RCC's existing indebtedness, which refinancing is expected to consist of the sale of approximately $400 million aggregate principal amount of new subordinated notes by RCC and RCC entering into a $1,350 million senior secured credit facility (the "Refinancing Transactions"). In addition, approximately $930 million of the proceeds from the Refinancing Transaction, together with a portion of RCC's available cash, will be distributed by RCC to Regal, which intends to use approximately $710 million of the proceeds to pay an extraordinary dividend of approximately $5.00 per share to its holders of Class A and Class B common stock, subject to board approval, with the balance set aside for general corporate purposes, including potential acquisitions.

        In conjunction with the tender offer, noteholder consents are being solicited to effect certain amendments to the indenture governing the Notes that would eliminate substantially all of the restrictive covenants and certain default provisions in the indenture.

        Under the terms of the tender offer, Regal and RCBC are offering to purchase the Notes at a price (referred to as the "Tender Offer Consideration") for each $1,000 principal amount tendered equal to the present value on the assumed initial payment date of the principal and interest that would accrue until February 1, 2007, determined by reference to a fixed spread of 100 basis points over the yield to maturity of the 2.25% United States Treasury Note due February 15, 2007, minus the $20.00 consent payment described below. The pricing of the tender offer is expected to occur on April 28, 2004 at 10:00 a.m., New York City time. Holders who tender their Notes will receive the accrued and unpaid interest on such Notes through, but not including, the applicable payment date in connection with the tender offer. Holders of the Notes who validly tender and do not validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on April 27, 2004 (the "Consent Date"), will receive a consent payment of $20.00 per $1,000 principal amount of Notes tendered and accepted for purchase, in addition to the Tender Offer Consideration. Holders tendering after the Consent Date will only be eligible to receive the Tender Offer Consideration.

        The obligation to accept for purchase and pay for Notes tendered is subject to the satisfaction of certain conditions, including the receipt of valid tenders from holders of at least a majority of outstanding principal amount of the Notes and the consummation of the Refinancing Transactions described below.

        The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement, dated April 15, 2004, copies of which may be obtained by contacting MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885.

        Regal and RCBC have retained Credit Suisse First Boston to serve as the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston at (800) 820-1653 (toll-free). The depositary for the tender offer is U.S. Bank National Association.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 15, 2004.

        The new notes to be offered by RCC will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-looking Statements:

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2004. All forward-looking statements are expressly qualified in their entirety by such factors.

CONTACT: Regal Entertainment Group, Knoxville
Don De Laria, 865-925-9685
don.delaria@REGmovies.com

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  Exhibit 99.1